UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2009

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 21, 2009, the Board of Directors of National Rural Utilities Cooperative Finance Corporation ("National Rural") approved the termination of National Rural's Severance Pay Pension Restoration Plan, which is a component of National Rural's Retirement Security Plan, as described in National Rural's Annual Report on Form 10-K for the period ending May 31, 2008.  All benefits  accrued under the Severance Pay Pension Restoration Plan prior to the effective date of the termination will be paid to each participant in a single lump sum on May 22, 2009, or as soon as practicable thereafter.

Effective as of May 19, 2009, the Board of Directors of Rural Telephone Finance Cooperative ("RTFC"), an affiliate of National Rural, has approved the termination of the deferred compensation account (the "Account") maintained pursuant to that certain Amended and Restated Supplemental Benefit Agreement between RTFC and Sheldon C. Petersen dated as of December 4, 2006 (the "Agreement").  RTFC and Mr. Petersen entered into an amendment to the Agreement on May 19, 2009.  Pursuant to the amendment, no further contributions will be made to the Account and all amounts in the Account as of May 19, 2009 will be liquidated and distributed in a lump sum to Mr. Petersen no earlier than May 19, 2010, and no later than May 19, 2011, subject to compliance with applicable law, at which time the Agreement will terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
       Steven L. Lilly
       Senior Vice President and Chief Financial Officer

Dated:  May 21, 2009